Exhibit 99.1

     Digital Recorders, Inc. Announces Third Quarter 2004 Results

    DALLAS--(BUSINESS WIRE)--Nov. 15, 2004--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced its third quarter results today posting a loss of 8 cents per fully diluted share on revenue of $11.5 million for the quarter. The loss includes a non-cash charge of $787,000, or 10 cents per share, accounting for a valuation allowance against the Company's deferred tax assets. The current period loss compares to earnings of 2 cents per fully diluted share on $10.6 million in revenue posted during the same period last year.
    "Our domestic and international operations' revenue increased over the same period last year. At the operating profit level, we recorded $308,000 for the quarter, as compared to $518,000 during the same period last year. However, without the non-cash charge, we would have earned 2 cents per share, comparable with last year," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said. "On the balance sheet, events were quite positive in the quarter with holders of our outstanding Series E convertible preferred stock converting shares with a liquidation value of $955,000 into shares of common stock. In October, we raised an additional $5.0 million in equity capital before offering expenses. Thus, our balance sheet continues to strengthen."
    The Company filed its third quarter 2004 Form 10-Q with the Securities and Exchange Commission on Nov. 15, 2004.

    Third Quarter 2004 Financial Results

    For the three months ended Sept. 30, 2004, revenue increased by
8.4 percent to $11.5 million with a net loss of $623,000, or 8 cents per share on 8.2 million fully diluted, weighted-average shares outstanding. This compares to revenue of $10.6 million and net income of $104,000, or 2 cents per share on 6.3 million fully diluted shares outstanding for the same period last year. The results are after $57,000 and $65,000 in dividends to preferred shareholders for the three months ended Sept. 30, 2004 and Sept. 30, 2003, respectively.
    For the nine months ended Sept. 30, 2004, revenue increased by 3.9 percent to $35.4 million with a net loss of $635,000, or 10 cents per share on 6.4 million fully diluted, weighted-average shares outstanding. This compares to revenue of $34.1 million and net income of $109,000, or 3 cents per share on 3.9 million fully diluted shares outstanding for the same period last year. The results are after $230,000 and $154,000 in dividends to preferred shareholders for the nine months ended Sept. 30, 2004 and Sept. 30, 2003, respectively.
    The foregoing results also reflect a tax valuation allowance that resulted in a non-cash charge to income tax expense of $787,000 for the three months and nine months ended Sept. 30, 2004.
    As of Sept. 30, 2004, the Company had $6.2 million in working capital and $20.3 million in shareholders' equity. This compares to $2.3 million in working capital and $11.2 million in shareholders' equity as of Dec. 31, 2003.

    Summary of Selected Third Quarter 2004 and Other Recent News
Highlights

    -- On July 8, 2004, the Company announced its Board of Directors voted to amend the Company's current shareholder rights plan to change the expiration date of the purchase rights issued under the plan to July 15, 2004, thus terminating the plan as of that date.

    -- On July 8, 2004, the Company announced its previously filed Registration Statement on Form S-1 was declared effective on that date. The Registration Statement relates to the resale by certain shareholders of the Company of 812,500 shares of common stock, consisting of 625,000 outstanding shares and 187,500 shares purchasable under outstanding warrants.

    -- On Aug. 25, 2004, the Company announced it had formed a Technology Committee with a charter approved by the Board of Directors on Aug. 23, 2004.

    --  On Sept. 9, 2004, the Company announced its Digital Recorders
        (DR) division in Research Triangle Park, N.C., had entered into a $1.1 million contract for its surface transit CAD/AVL vehicle location system with the Jacksonville Transportation Authority (JTA) in Jacksonville, Fla. The first phase purchase order for $750,000 under the contract has been received and the second phase purchase order is expected in fourth quarter 2004. The DR communications equipment will help augment security for JTA during Super Bowl XXXIX, which will be held in Jacksonville on Feb. 6, 2005.

    -- On Sept. 10, 2004, the Company announced its Audit Committee had engaged PricewaterhouseCoopers LLP, as the Company's independent public accounting and auditing firm, effective that same day. Previously, the Company had engaged McGladrey & Pullen, LLP, to serve as its independent public accounting and auditing firm since September 1998.

    -- On Sept. 13, 2004, the Company announced the appointment of American Stock Transfer & Trust Company of New York as the transfer agent and registrar of its common stock, effective that same day.

    -- On Sept. 15, 2004, the Company announced its Digital Audio Corporation (DAC) business unit in Research Triangle Park, N.C., had received three purchase orders for the new 2005 release of "CARDINAL," a next-generation forensic audio processor system -- two from a U.S. federal agency and one from an overseas law enforcement agency. The Company also announced in September a strong demand for its forensic audio training courses, including the new "Advanced DAC School."

    -- On Oct. 7, 2004, the Company announced it had completed a $5.0 million private placement of common stock to an institutional investor. In the offering, the Company sold 1,207,729 shares of common stock to the investor for $4.14 per share. The Company also granted the investor warrants to acquire 241,546 shares of common stock at an exercise price of $6.00 per share, exercisable for a period of five years. The Company intends to use the net proceeds of the private placement for general working capital and other corporate purposes.

    --  On Oct. 8, 2004, the Company announced it had retained
        Citigate Financial Intelligence of Hoboken, N.J., as its investor relations firm.

    -- On Oct. 21, 2004, the Company announced its Mobitec AB subsidiary in Herrljunga, Sweden, had been chosen by Euromaint AB of Malmo, Sweden, on behalf of Statens Jarnvagar (Swedish State Railways) of Stockholm, to retrofit a fleet of X2000 high-speed trains with LED display signs in an order valued at between $500,000 to $1.1 million.

    -- On Oct. 21, 2004, the Company announced that David N. Pilotte, age 46, had been hired to serve as Vice President and Chief Financial Officer and Lawrence A. Taylor, age 57, who served as the Company's Secretary, Vice President and Chief Financial Officer since 1998 and as a Director since 2001, would assume the new position of Executive Vice President of Corporate Development, effective Oct. 25, 2004. Mr. Taylor continues to serve as the Company's Secretary and as a Director.

    Long-Term Outlook

    "The Company's outlook for the coming 12 months to 18 months continues to indicate organic top-line growth and profitability, before considering any non-cash special charges," Mr. Turney said.
    However, it's troubling that there has been a significant delay in federal legislative action to pass the long-awaited reauthorization of federal transportation funding following last year's expiration of the Transportation Equity Act for the 21st Century (TEA-21). Commenting on this, Mr. Turney remarked: "The U.S. transit industry has been operating on a series of continuing resolutions passed at the all-time high funding levels in existence at TEA-21's expiration. The uncertainty surrounding this year's multiple legislative delays has had a negative effect on the industry, the market and the populations we serve. Recently, an eight-month extension was passed starting the legislative process in the right direction. While both houses of Congress have passed a substantially higher funding bill, the Bush Administration, so far, has declined to sign it into law. We do think, however, that the security side of our Transportation Communications Segment would likely be eligible for additional funding in 2005-2006 to enhance transit security measures that may materialize through the U.S. Department of Homeland Security."
    Mr. Turney also said the November election results provided clear evidence that communities want better transit systems as approximately 22 ballot initiatives -- representing a substantial majority of such proposals -- were passed in urban, suburban, and rural communities. "We believe this grass-roots support bodes well for passage next year during the 109th Congress of the necessary longer term federal legislation behind the expired TEA-21."

    Conference Call Information

    Senior management will discuss third quarter 2004 results, as well as the Company's long-term outlook, during an investors' conference call on Tuesday, Nov. 16, 2004, at 11 a.m. (Eastern).

    -- To listen to, and participate in, the live questions-and-answers exchange, call one of the following telephone numbers at least five minutes prior to the start time: Domestic, 800-370-0740; or International, 973-409-9255.

    -- For the convenience of investors, telephone replay will be available through Nov. 30, 2004, via the following telephone numbers: Domestic, 877-519-4471 (Replay Pin Number 5384548); or International, 973-341-3080 (Replay Pin Number 5384548).

    --  To participate via webcast, go to
        http://www.viavid.net/detailpage.aspx?sid=0000205C. For the convenience of investors, the webcast will be archived for three months.

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement or security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec(R) route destination signage systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer aided dispatch/automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. It is important to note the Company's actual results could differ materially from those contemplated in the Company's forward-looking statements as a result of various factors. Among other factors, the Company's results will be affected, perhaps materially, by general economic conditions, the availability of national government assistance and funding to local transportation authorities, the adoption and implementation of regulations concerning public transportation services, product demand and market acceptance risks, the effect of import, licensing and trade restrictions, the results of implementing the Company's business plan, the impact on the Company of its relationship with its lenders, the plans and prospects of competitors, the impact of competitive products and pricing, currency fluctuations, infringement by third parties of the Company's trade secrets and other intellectual property, the burdens and costs of defending against potential infringement claims against the Company, and our ability to attract and retain personnel. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements and risks associated with the Company's business.


               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
                    CONSOLIDATED  BALANCE  SHEETS

                                            September 30, December 31,
                                                    2004         2003
                                              (Unaudited)
                                            ------------- ------------
ASSETS
-------------------------------------------
Current Assets
  Cash and cash equivalents                  $   552,341  $   970,222
  Trade accounts receivable, less
   allowance for doubtful accounts of
   $125,995 at September 30, 2004 and
   $115,042 at December 31, 2003               9,531,353    6,974,914
  Other receivables                              450,481      379,369
  Inventories, net                            10,309,727    9,797,610
  Prepaids and other current assets              524,514      555,068
                                              -----------  -----------
    Total current assets                      21,368,416   18,677,183
                                              -----------  -----------

Property and equipment, less accumulated
 depreciation of $2,837,711 at September
 30, 2004 and $2,351,651 at December 31,
                                      2003     2,944,302    2,434,589
Goodwill, less accumulated amortization of
 $1,139,656 at September 30, 2004 and
 $1,144,248 at December 31, 2003              10,520,222   10,666,113
Intangible assets, less accumulated
 amortization of $717,295 at September 30,
 2004 and $598,484 at December 31, 2003        1,383,264    1,527,292
Deferred tax assets                              175,729      840,585
Deposits and other assets                        124,247       50,203
Deferred financing                               237,943      355,931
                                              -----------  -----------
    TOTAL ASSETS                             $36,754,123  $34,551,896
                                              ===========  ===========

LIABILITIES  AND  SHAREHOLDERS'  EQUITY
-------------------------------------------
Current Liabilities
  Lines of credit                            $ 5,546,119  $ 5,983,051
  Current maturities of long-term debt         2,518,760    1,249,110
  Accounts payable                             4,946,831    6,456,870
  Accrued expenses                             1,937,470    2,334,050
  Deferred tax liabilities                       191,111      193,918
  Preferred stock dividends payable               54,633      117,983
                                              -----------  -----------
    Total current liabilities                 15,194,924   16,334,982
                                              -----------  -----------

Long-term debt and other obligations, less
 current maturities                              694,154    6,647,052
                                              -----------  -----------

Minority interest in consolidated
 subsidiary                                      579,301      338,199
                                              -----------  -----------

Commitments and contingencies

Shareholders' Equity
  Series E Redeemable, Nonvoting,
   Convertible Preferred Stock, $.10 par
   value, Liquidation Preference of $5,000
   per share; 600 shares authorized; 239
   and 430 shares issued and outstanding at
   September 30, 2004 and December 31,
   2003, respectively.                           775,374    1,440,295
  Series F Convertible Preferred Stock,
   $.10 par value, Liquidation Preference
   of $5,000 per share; 400 shares
   authorized; zero and 300 shares issued
   and outstanding at September 30, 2004
   and December 31, 2003, respectively.               --    1,500,000
  Series AAA Redeemable, Nonvoting
   Convertible Preferred Stock, $.10 par
   value, Liquidation Preference of $5,000
   per share; 20,000 shares authorized; 246
   and 354 shares issued and outstanding at
   September 30, 2004 and December 31,
   2003, respectively; redeemable at the
   discretion of the Company.                  1,230,000    1,770,000
  Common stock, $.10 par value, 25,000,000
   shares authorized; 8,315,775 and
   3,944,475 issued and outstanding at
   September 30, 2004 and December 31,
   2003, respectively.                           831,578      394,447
  Additional paid-in capital                  25,268,322   13,259,542
  Accumulated other comprehensive income
   -- foreign currency translation             2,010,448    2,271,823
  Accumulated deficit                         (9,829,978)  (9,404,444)
                                              -----------  -----------
    Total shareholders' equity                20,285,744   11,231,663
                                              -----------  -----------
    TOTAL LIABILITIES AND SHAREHOLDERS'
     EQUITY                                  $36,754,123  $34,551,896
                                              ===========  ===========

               DIGITAL RECORDERS, INC. AND SUBSIDIARIES
         CONSOLIDATED  STATEMENTS  OF  OPERATIONS (UNAUDITED)
   FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

                      Three Months Ended        Nine Months Ended
                         September 30,             September 30,
                   ------------------------- -------------------------
                      2004         2003         2004         2003
                   ------------ ------------ ------------ ------------

Net sales          $11,507,893  $10,612,407  $35,389,426  $34,050,514
Cost of sales        6,732,342    6,442,680   20,493,493   20,390,272
                   ------------ ------------ ------------ ------------
  Gross profit       4,775,551    4,169,727   14,895,933   13,660,242
                   ------------ ------------ ------------ ------------

Operating
 expenses:
  Selling, general
   and
   administrative    4,015,990    3,410,840   12,329,106   10,950,190
  Research and
   development         451,141      241,106    1,421,867    1,423,066
                   ------------ ------------ ------------ ------------
    Total
     operating
     expenses        4,467,131    3,651,946   13,750,973   12,373,256
                   ------------ ------------ ------------ ------------

  Operating income     308,420      517,781    1,144,960    1,286,986
                   ------------ ------------ ------------ ------------

Other income and
 (expense)

  Other income          23,634       25,355       88,653       58,976
  Foreign currency
   translation
   gain (loss)           2,676       82,137      (92,832)     210,810
  Interest
   expense, net       (154,837)    (243,556)    (729,126)    (832,998)
                   ------------ ------------ ------------ ------------
    Total other
     income
     (expense)        (128,527)    (136,064)    (733,305)    (563,212)
                   ------------ ------------ ------------ ------------

  Income before
   income taxes        179,893      381,717      411,655      723,774

Income tax expense    (673,161)    (172,721)    (717,259)    (372,293)
                   ------------ ------------ ------------ ------------

  Income (loss)
   before minority
   interest in
   income of
   consolidated
   subsidiary         (493,268)     208,996     (305,604)     351,481

Minority interest
 in income of
 consolidated
 subsidiary            (72,986)     (39,522)     (99,507)     (89,146)
                   ------------ ------------ ------------ ------------

  Net income
   (loss)             (566,254)     169,474     (405,111)     262,335

Preferred stock
 dividends             (56,957)     (65,114)    (230,335)    (153,614)
                   ------------ ------------ ------------ ------------

  Net income
   (loss)
   applicable to
   common
   shareholders      $(623,211)    $104,360    $(635,446)    $108,721
                   ============ ============ ============ ============

Earnings per
 share:
  Net income
   (loss) per
   share
   applicable to
   common
   shareholders:
    Basic               $(0.08)       $0.03       $(0.10)       $0.03
                   ============ ============ ============ ============
    Diluted             $(0.08)       $0.02       $(0.10)       $0.03
                   ============ ============ ============ ============

  Weighted average
   number of
   common shares
   and common
   equivalent
   shares
   outstanding:
    Basic            8,202,786    3,944,475    6,358,431    3,854,219
                   ============ ============ ============ ============
    Diluted          8,202,786    6,320,130    6,358,431    3,992,626
                   ============ ============ ============ ============


    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com
             or
             Investor Relations:
             Citigate Financial Intelligence
             Robin Weinberg, 201-499-3500
             Fax: 201-499-3600
             Robin.Weinberg@citigatefi.com